UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 8, 2019 (December 31, 2018)

HighCom Global Security, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-53756	84-1506325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2901 East 4th Avenue, Unit J, Columbus, OH	43219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(727) 592-9400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 1, 2019, the Corporation entered into a Consulting and Services Agreement with 2428555 Ontario Inc., a Canadian entity, which is affiliated with the Company’s principal stockholder. Consultant will provide consulting advisory services, personnel, including James Black (see Item 5.02 below) on an as needed basis. Compensation to be paid to the Consultant over a period of two years will be $350,000.The parties may mutually agree that a portion of the compensation may be paid in cash or in the form of securities of the Corporation. The Consulting Agreement has a term of two years and is filed as Exhibit 10.1 to this Form 8K.

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective December 31, 2018, the following changes were made to executive officers and directors of the Corporation:

●	Daniel Colson became Chairman of the Board and Chief Executive Officer.

●	Francis Michaud agreed to resign as Chief Executive Officer and agreed to remain as Chief Financial Officer through January 31, 2019, Secretary and a director of the Corporation.

●	Andrew Blott resigned from the Board for personal reasons.

●	Michael Bundy, who currently serves as President and Chief Operating Officer of the Company’s subsidiary, namely, HighCom Armor Solutions, Inc., was appointed as a director of the Corporation.

●	James Black was appointed Vice President of Finance and a director of the Corporation.

●	Roger Steedman was appointed Treasurer of the Corporation.

●	Timothy J. Foley was appointed a director of the Corporation.

Accordingly, the following is a list of the Company’s current officers and directors:

Daniel Colson	Chairman of the Board, Chief Executive Officer
Francis Michaud	Vice Chairman of the Board of Directors,
Chief Financial Officer, Secretary and a director
James Black	Vice President of Finance and a director
Roger Steedman	Treasurer
Michael Bundy	President and Chief Operating Officer of HighCom Armor and a director
Curt Cronin	Director
Timothy J. Foley	Director

The following is the biographical information of the Company’s new executive officers and directors (noting that Francis Michaud’s, Curt Cronin’s and Michael Bundy’s information is contained and can be found in the Annual Report filed with the Commission for the year ended December 31, 2017).

Daniel Colson is a lawyer by training who for more than twenty years was a partner of a major international law firm. Both as a lawyer and subsequently as a corporate executive, he has been very involved with a large number of mergers and acquisitions in a successful career spanning decades. He has served as a director and/or officer of many companies in various countries including Hellespont Shipping, Perry Baromedical, Molson Inc., and previously served as Vice Chairman of Hollinger Inc. and Deputy Chairman and CEO of Telegraph Media Group.

James Black is a business executive specializing in strategic inorganic growth. He spent the past several years as a key member of a small corporate finance group that completed a half dozen inter-continental multi-million dollar deals. Mr. Black has served as an advisor and director on the board of a number of private holding companies, a not-for-profit organization, and a single family office. Mr. Black has a direct family relationship with the beneficial owner of the Company’s principal stockholder.

Roger Steedman, CPA is a Certified Public Accountant (CPA) and holds a MBA from Ohio State University. Mr. Steedman is the Director of Accounting with HighCom Global’s armor subsidiary and joined the company with an extensive manufacturing and finance background, specializing in Quick Response Manufacturing (QRM). Mr. Steedman was previously Director of Finance at Ometek Incorporated, a trend setting provider of sheet metal components to the heavy power industry.

Timothy J. Foley, is a successful entrepreneur, investor, and the current Vice-President of Acquisitions and Development of The Butterfield Corporation, a private equity firm focused on real estate and hospitality investments. He serves on that company’s Board of Directors and also serves on the Board of a luxury resort development in the Caribbean.

The Board agreed to compensate Daniel Colson as Chairman of the Board and Chief Executive Officer with annual cash compensation of $50,000. In addition, he received 10-year options to purchase 10 million shares of the Corporation’s common stock at a purchase price of $.011 per share. The Company also reported that Francis Michaud received a performance bonus of $10,000 for fiscal 2018. Mr. Michaud’s compensation will be reduced to $8,000 per annum effective February 1, 2019. Mr. James Black will receive compensation directly from the Consultant identified under Item 1.01 above.

Item 7.01. Regulation FD Disclosure.

Reference is made to the Press Release contained herein and filed as Exhibit 99.1.

Item 8.01 Other Events

On December 31, 2018, the Board of Directors approved, subject to stockholder approval, an increase in the number of authorized shares of common stock from 500 million to 600 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Consulting Agreement with 2428555 Ontario Inc, a Canadian entity (Previously Filed)

99.1	Press Release dated January 7, 2019 (Previously Filed)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 11, 2019	HIGHCOM GLOBAL SECURITY, INC.

	By:	/s/ Francis Michaud
Francis Michaud, CFO